Calculation of Filing Fee Tables
S-4
PEOPLES FINANCIAL SERVICES CORP.
Narrative Disclosure
The maximum aggregate offering price of the securities to which the prospectus relates is $85,000,000.00. The prospectus is a final prospectus for the related offering.